UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Res-Care, Inc.
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2008 Letter to Shareholders:

In a challenging environment, our business remains solid. In 2008, we grew revenue, effectively controlled costs, managed working capital, and protected our balance sheet. Our payors continue to face difficult conditions, and our company will have more challenges in 2009. However, we feel we are well positioned to address these challenges. Our strong balance sheet enables us to take advantage of opportunities for growth, and we will continue to focus on quality services and fiscal discipline.

Experienced and Well Positioned

Weak economic and deteriorating state reimbursement environments remain an issue, but navigating in a low-rate environment is one of the things we do best. We are very aware of our potential exposure and took actions well in advance to mitigate our risk. We will remain proactive at the state level by educating payors about the importance of our business and the people we serve.

The American Recovery and Reinvestment Act of 2009 addresses funding for many of the programs through which ResCare provides services, including State Medicaid, workforce services and Job Corps. We are working with our partners to ensure that they have the best chance of accessing funding for related programs created under the Act.

At this point, we do not know the impact of the Act and the outcome of a deteriorating state reimbursement environment. However, demand for our services is steady, rates remain stable and we continue to mitigate our risk in a difficult budget environment. In addition, we have experience, a sound business model, limited debt and solid lender commitments in a credit market under turmoil. We are well-positioned to address our customers’ needs and to assist them in serving their populations.

Growth

We are selectively growing and diversifying our business with the pledge to maintain debt compliance, protect company assets, improve profits and spread operational risk. During 2008, we completed 16 acquisitions with annualized revenues of $72 million. Our pipeline remains robust and contains a mix of strategic and tuck-in opportunities. In the current economic climate, more providers who offer services to persons with developmental disabilities are becoming acquisition candidates. This is our core business and we will continue to pursue this avenue of growth just as we will focus on opportunities for tuck-ins and other organic growth in all lines of business, including home care.

In today’s environment, we also see more opportunities for growth in workforce services. In 2008, our Employment Training Services division entered into 27 new contracts and renewed 26 existing contracts, totaling annualized revenues of $79 million, offset by contract losses and contracts taken in-house with annualized revenues of $17 million. As you know, the current high rate of unemployment has increased the number of people who are eligible for education, vocational training, and job placement assistance, all areas in which we have knowledge and expertise. We expect the need for our services to grow in 2009.

Our international integration is progressing; we saw improvement in 2008 and expect to see full integration in the second half of 2009. Once current operations reach their performance goals, we plan to expand our platform in the European Union.

Financial Summary

Our solid operational and financial results are evidence that we are executing and delivering as promised.

Revenues for the full year ended December 31, 2008 increased 7.7% over the prior year period to $1.54 billion. I am extremely proud to tell you that the fourth quarter of 2008 was the 68th consecutive quarter, a period of over 17 years, in which our revenues increased over the prior year period. This major accomplishment is further evidence of our ability to achieve stable, long-term growth.

Income from continuing operations was $36.9 million, or $1.10 per diluted share, versus $44.2 million, or $1.32 per diluted share, in 2007. The operating results for 2008 include a charge of $0.37 per diluted share relating to four legal matters that have been resolved.

Operating cash flow totaled $46.6 million, cash on hand totaled $13.6 million, Days Sales Outstanding was 51 days and total debt was $257 million at December 31, 2008. We consistently produce cash and have the strongest Company credit rating in our 35-year history.

Exceptional Service

I want to salute our disabilities services staff in Louisiana and Texas for their heroic actions during the hurricanes in 2008. More than 600 people were evacuated from and then returned to their homes without significant incident. Staff members worked without rest to ensure the health and safety of the people we serve. Their dedication is remarkable, and we are lucky to have such caring employees. My thanks to them for all they do every day.

I also thank our staff members who overcame the devastation of Hurricane Ike. This hurricane had a significant effect on operations in nine states where residents suffered through power outages, gasoline shortages and property damage. Three of the states hardest hit were Georgia, Florida and North Carolina, some of our largest home care states. Once again, our dedicated caregivers exceeded the expectations of those who so depend on them on a daily basis.

The sacrifices these employees made cannot be measured, but they can be recognized. In March 2009, 11 ResCare employees got that recognition when they were chosen from among hundreds as their states’ Direct Support Professionals of the Year in the national providers’ association’s (ANCOR) Direct Support Professional of the Year awards. These employees were chosen for the commitment they have shown and the sacrifices they have made to the people who depend so much on them. I am very proud of them.

In 2009, ResCare’s Community Service Challenge celebrates its 10th year. Participation in community events and volunteer efforts by ResCare employees and the people we serve has grown annually. In 2008, operations in nearly 180 locations in 39 states participated in more than 10 community service events during the year. All ResCare operations are required to participate in 5 or more community service events every year. Those that exceed 10 receive special recognition. We visit nursing homes, march in walks, clean up roadsides, spearhead fund raisers for non-profits that share our mission and find ways to involve the people we support so they can also be proud contributors to their communities.

The Future

I have confidence in the people of the United States. We are certainly in the midst of a historic financial crisis. Yet, much of what makes our country great remains intact because we have people who care. They care about their government, their community, places of worship, family and friends, and, importantly, they care about others.

Caring about others is what ResCare is all about. We are fortunate to have employees who are responsible, dedicated and enthusiastic about their jobs. They come to work each day with the goal of improving lives. When I see what our employees can do in difficult circumstances such as last year’s destructive hurricanes, I am optimistic. With employees like this, ResCare will prosper and, ultimately, our country will too.

I am grateful to our more than 45,000 employees, to our Board of Directors, who believes in our mission and to the funders who believe in our ability to serve as a good steward to the taxpayer’s dollars.

I am also grateful to our shareholders who have always found good reasons to invest in ResCare. Now, more than ever, is a good time to be a shareholder. The demographics of our markets, our strong balance sheet, fiscal responsibility, diversified revenues and experienced leadership are traits that have proven successful in the past and will again in the future.

Sincerely,

Ralph G. Gronefeld, Jr.

President and Chief Executive Officer